                                                                   EXHIBIT 3.3


                          CERTIFICATE OF INCORPORATION


                                       OF


                     FORD CREDIT AUTO RECEIVABLES TWO, INC.



                                  ARTICLE ONE


          The name of the corporation is Ford Credit Auto Receivables Two, Inc.

                                  ARTICLE TWO

          The address of the corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

          The nature of the business or purposes to be conducted or promoted by the corporation is to engage in the following activities:

          (a) to acquire from time to time all right, title and interest in and to receivables or leases arising out of or relating to the sale or lease of new or used motor vehicles and farm or industrial equipment, including automobiles, light and heavy duty trucks, tractors and recreational vehicles, monies due thereunder, security interests in the motor vehicles or equipment financed thereby, proceeds from claims on insurance policies related thereto, and related rights (collectively, "Receivables");

          (b) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Receivables, collateral securing the Receivables, related insurance policies, agreements with motor vehicle or equipment dealers or lessors or other originators or servicers of Receivables and any proceeds or further rights associated with any of the foregoing;

          (c) to transfer Receivables to trusts (the "Trusts") pursuant to one or more pooling and servicing agreements, transfer and servicing agreements or other agreements (the "Transfer and Servicing Agreements") to be entered into by and among, among others, the corporation, the trustees named therein (the "Trustees") and any entity acting as servicer of the Receivables;

          (d) to authorize, sell and deliver any class of certificates or other securities issued by the Trusts under the related Transfer and Servicing Agreements;

          (e) to acquire from Ford Motor Credit Company or Ford Credit Auto Receivables Corporation or any affiliate thereof certificates issued by one or more trusts to which Ford Motor Credit Company or Ford Credit Auto Receivables Corporation or any affiliate thereof transferred Receivables;

          (f) to issue, sell, authorize and deliver one or more series and classes of bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Receivables or by certificates of any class issued by one or more Trusts or by certificates of any class issued by a trust established by Ford Motor Credit Company or Ford Credit Auto Receivables Corporation or any affiliate thereof (collectively, the "Notes"), provided that the corporation shall have no liability under any Notes except to the extent of the one or more pools of Receivables or the certificates securing or collateralizing such Notes;

          (g) to hold and enjoy all of the rights and privileges of any certificates issued by the Trusts to the corporation under the related Transfer and Servicing Agreements and to hold and enjoy all of the rights and privileges of any class of any series of Notes, including any class of Notes or certificates which may be subordinate to any other class of Notes or certificates, respectively;

          (h) to perform its obligations under the Transfer and Servicing Agreements and any indenture or other agreement (each, an "Indenture") pursuant to which any Notes are issued;

          (i) to enter into one or more limited partnership agreements or other agreements (the "Limited Partnership Agreements") pursuant to which one or more limited partnerships (the "Limited Partnerships") will engage in activities similar to those set forth in paragraphs (a) through (h) of this Article Third;

          (j) to act as a general partner or a limited partner of such Limited Partnership(s) and to perform its obligations as general partner or limited partner under the Limited Partnership Agreements; and

          (k) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

                                  ARTICLE FOUR

                 (a) Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the corporation, the corporation shall not, without the prior written consent of the Trustee(s) under the Transfer and Servicing Agreements (or any supplement thereto) and any trustee under any Indenture (or any supplement thereto) and each nationally recognized rating agency which has been requested by the corporation to rate any issue of certificates issued pursuant to any agreement or any series or class of Notes and which is then rating such certificates or Notes, do any of the following:

                 (i) engage in any business or activity other than those set forth in Article Third;

                 (ii) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (A) indebtedness incurred in connection with Notes and (B) any indebtedness to Ford Motor Credit Company or Ford Credit Auto Receivables Corporation or any affiliate thereof incurred in connection with the acquisition of receivables or certificates, which indebtedness shall be subordinatedto all other obligations of the Corporation;

                  (iii) dissolve or liquidate, in whole or in part; consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

                        (A) the entity (if other than the corporation) formed or surviving the consolidation or merger of which acquires the properties and assets of the corporation is organized and existing under the laws of the State of Delaware, expressly assumes the due and punctual payment of, and all obligations of the corporation, including those obligations of the corporation under any Transfer and Servicing Agreement and Indenture, and has a Certificate of Incorporation containing provisions identical to the provision of Article Third, this Article Fourth and Article Fifteen; and

                        (B) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the corporation or any agreements relating to such indebtedness; or

                  (iv) without the affirmative vote of 100% of the members of the Board of Directors of the corporation, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action;

                          (v) without the affirmative vote of 100% of the members of the Board of Directors of the corporation, take any of the actions described in the preceding clause (iv) with respect to a Limited Partnership of which it is a general partner or cause such Limited Partnership to take any such action with respect to itself.

                 (b) At all times during the existence of a Rating Event, the Board of Directors shall include at least two individuals who are Independent Directors. Notwithstanding anything to the contrary contained herein or in the corporation's By-Laws, upon the occurrence of a Rating Event the authorized number of directors established by the Board of Directors shall be increased by the excess, if any, of two over the number of directors who are then Independent Directors. Any such vacancies shall be filled promptly with individuals who are Independent Directors. A "Rating Event" shall be deemed to have occurred upon the earlier to occur of (i) the downgrading of Ford Motor Credit Company's short-term unsecured debt to or below (A) A-2 by Standard & Poor's Corporation ("S&P") or (B) P2 by Moody's Investors Service, Inc. ("Moody's") or (ii) the downgrading of Ford Motor Credit Company's senior long-term debt to or below (A) A- by S&P or (B) A3 by Moody's, and shall be deemed to exist only for so long as (x) Ford Motor Credit Company's short-term unsecured debt is rated at or below (A) A-2 by S&P or (B) P2 by Moody's or (y) Ford Motor Credit Company's senior long-term debt is rated at or below (A) A-by S&P or (B) A3 by Moody's. An "Independent Director" shall be an individual who is not at such time and shall not have been at any time during the preceding five years (i) a director, officer or employee of Ford Motor Credit Company or any of its subsidiaries or affiliates, or of a major creditor thereof, or (ii) the beneficial owner at the time of such individual's appointment as an Independent Director or at such time thereafter while serving as an Independent Director, of more than 1,000 shares in the aggregate of all classes of common stock of Ford Motor Company, or if greater, such number of such shares the value of which constitutes more than 10% of such individual's net worth. The term "major creditor" shall mean a financial institution to which Ford Motor Credit Company has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent

Director adversely to the interests of the corporation when its interests are adverse to those of Ford Motor Credit Company.

                                  ARTICLE FIVE

                 (a) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

                          (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

                          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

                          (iii) under Section 174 of the Delaware General Corporation Law, or

                          (iv)    for any transaction from which the director
derived an improper personal benefit.

     If the Delaware General Corporation Law is amended after approval by the stockholders of this Article Fifth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                 (b)  Any repeal or modification of paragraph (a)   of this
Article Fifth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                 (c) (i) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including penalties, fines, judgments, attorneys' fees, amounts paid or to be paid in settlement and excise taxes imposed on fiduciaries with respect to (i) employee benefit plans, (ii) charitable organizations or (iii) similar matters) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to subparagraph (c)(ii) of this Article Fifth) only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this subparagraph (c)(i) of Article Fifth shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subparagraph (c)(i) of Article Fifth or otherwise.

                          (ii) If a claim which the corporation is obligated to pay under subparagraph (c)(i) of this Article Fifth is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                 (iii) The provisions of this paragraph (c) of Article Fifth shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this paragraph (c) of Article Fifth should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

                 (iv) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (c) of Article Fifth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

                 (v) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                 (vi) The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the corporation to the fullest extent of the provisions of this paragraph (c) of Article Fifth with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.

                                  ARTICLE SIX

          The total number of shares of stock which the corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $1.00 per share.

                                 ARTICLE SEVEN

           The name and mailing address of the sole incor-porator are as follows:

         NAME                                          MAILING ADDRESS

         Katherine M. Kjolhede                         The American  Road
                                                       Dearborn, Michigan  48121


                                 ARTICLE EIGHT

The corporation is to have perpetual existence.

                                  ARTICLE NINE

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the By-Laws of the corporation.

                                  ARTICLE TEN

          Meeting of stockholders may be held within or without the State of Delaware, as the By-Laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation. Election of directors need not be by written ballot unless the By-Laws of the corporation so provide.

                                 ARTICLE ELEVEN

          If the By-Laws so provide, the stockholders and the directors may hold their meetings, and the corporation may have one or more offices outside the State of Delaware. The books of the corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.

                                 ARTICLE TWELVE

          No contract, transaction or act of the corporation shall be affected or invalidated by the fact that any of the directors of the corporation are in any wise interested in or connected with any other party to such contract, transaction or act or are themselves parties to such contract, transaction or act, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors, or a majority thereof, at a meeting of the Board at which such contract, transaction or act is authorized, ratified or confirmed; and any such director may be counted in determining the existence of a quorum at any such meeting and may vote the rest in connection with such authorization, ratification or confirmation with like force and effect as if he were not so interested or connected or was not a party to such contract, transaction or act.

                                ARTICLE THIRTEEN

          The Board of Directors in its discretion may submit for approval, ratification or confirmation by the stockholders at any meeting thereof any contract, transaction or act of the Board or of any officer, agent or employee of the corporation, and any such contract, transaction or act which shall have been so approved, ratified or confirmed by the holders of Common Stock shall be as valid and binding upon the corporation and upon the stockholders thereof as though it had been approved and ratified by each and every stockholder of the corporation.

                                ARTICLE FOURTEEN

          Every asserted right of action by or on behalf of the corporation or by or on behalf of any stockholder against any past, present or future member of the Board of Directors, or any committee thereof, or any officer or employee of the corporation or any subsidiary thereof, arising out of or in connection with any bonus, supplemental compensation, stock investment, stock option or other plan or plans for the benefit of any employee, irrespective of the place where such right of action may arise or be asserted and irrespective of the place of residence of any such director, member, officer or employee, shall cease and be barred upon the expiration of three years from the later of the following dates: (a) the date of any alleged act or omission in respect of which such right of action may be asserted to have arisen, or (b) the date upon which the corporation shall have made generally available to its stockholders information with respect to, as the case may be, the aggregate amount credited for a fiscal year to a bonus or supplemental compensation reserve, or the aggregate amount of awards in a fiscal year of bonuses or supplemental compensation, or the aggregate amount of stock optioned or made available for purchase during a fiscal year, or the aggregate amount expended by the corporation during a fiscal year in connection with any other plan for the benefit of such employees, to all or any part of which such asserted right of action may relate; and every asserted right of action by or on behalf of any employee, past, present or future or any spouse, child, or legal representative thereof, against this corporation or any subsidiary thereof arising out of or in connection with any such plan irrespective of the place where such asserted right of action may arise or be asserted, shall cease and be barred by the expiration of three years from the date of the alleged act or omission in respect of which such right of action shall be asserted to have arisen.

                                ARTICLE FIFTEEN

          Without the prior written consent of each Trustee under any Transfer and Servicing Agreement (and any supplements thereto), each trustee under any Indenture (and any supplements thereto) and each nationally recognized rating agency which has been requested by the corporation to rate any issue of certificates issued pursuant to any Agreement or any series or class of Notes and which is then rating such certificates or Notes, the corporation shall not amend, alter, change or repeal Article Third, Article Fourth, this Article Fifteen or Article Sixteen. Subject to the foregoing limitation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights of the stockholders herein are granted subject to this reservation.

                                ARTICLE SIXTEEN

          (a) The corporation's assets will not be commingled with those of any direct or ultimate parent of the corporation or with or those of any other entity or person.

          (b) The corporation will maintain separate corporate records and books of account from those of any direct or ultimate parent of the corporation and from those of any other entity or person.

          (c) The corporation will conduct its business from an office separate from any direct or ultimate parent of the corporation and separate from any other entity or person.

                               ARTICLE SEVENTEEN

          The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

          I, the undersigned, being the incorporator named above, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of February, 1996.



                                                           Katherine M. Kjolhede